Filed Pursuant to Rule
424(b)(3)
File No. 333-272231
APOLLO S3 PRIVATE MARKETS FUND
 (THE “FUND”)
SUPPLEMENT DATED AUGUST 20, 2026 TO THE
PROSPECTUS DATED AUGUST 1, 2026
(THE “PROSPECTUS”)
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with each applicable Prospectus (each, a “Prospectus”) and the Statement of Additional Information (the “SAI”) for Class I, Class S2 and Class I2 Shares of Apollo S3 Private Markets Fund, each dated August 1, 2026. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in each Prospectus and/or SAI, as applicable. References herein to the “Fund,” “we,” “us,” or “our” refer to Apollo S3 Private Markets Fund and its subsidiaries unless the context specifically requires otherwise.
Board Approves Conversion to In
t
erval Fund
The Fund’s Board of Trustees has approved the Fund’s undertaking of certain actions necessary for the Fund to operate as an “interval fund” in reliance on Rule
23c-3
under the Investment Company Act of 1940, as amended (the “1940 Act”), including, but not limited to, (i) the adoption of a fundamental policy to make quarterly repurchase offers pursuant to Rule
23c-3(b)(2)(i)
under the 1940 Act and (ii) authorization to prepare and file a post-effective amendment to the Fund’s registration statement on Form
N-2
(the “Amendment”) to include, among other things, disclosure related to the Fund’s operation as an interval fund. Once the Amendment becomes effective, the Fund will begin to operate as an interval fund (the “Interval Fund Conversion”). The Fund will continue to offer its Shares on a continuous basis at their net asset value per share prior to and following the Interval Fund Conversion, which is currently expected to occur in November 2026.
This Supplement, and each Prospectus and the SAI for Class
 I, Class
 S2 and Class
 I2 Shares dated August
 1, 2026, of the Fund provide relevant information for all shareholders. Each Prospectus and the SAI of the Fund has been filed with the U.S. Securities and Exchange Commission, and is incorporated by reference. These can be obtained without charge by calling the Fund at
 1
-
212-515-3200
or by visiting

https://apollo.com/aspm
.
Investors Should Retain This Supplement for Future Reference